Exhibit 10.1

Binding Services Agreement (the “Agreement”) between Wilson Wolf Manufacturing Corporation (“Wilson Wolf”) and Marker Therapeutics, Inc. (“Marker”)

Dated April 21, 2022

Overview

Gas permeable rapid expansion technology, commonly called G-Rex®, is a technology created by Wilson Wolf and routinely used throughout the field of cell therapy and gene-modified cell therapy for activation, transduction, expansion, and/or concentration of various cells, including T cells and natural killer cells (the “G-Rex”).

Marker is developing clinical stage antigen specific cell therapies capable of recognizing tumor associated antigens in the absence of genetic engineering (collectively, the “Marker Therapies”).

Marker has created Quality Management System in compliance with Title 21 Parts 211, 600, and 1271 (the “Quality Management System”).

Marker utilizes a FDA registered manufacturing facility that manufactures Marker Therapies using a GMP-compliant, linearly scalable, G-Rex based T-cell manufacturing process including manufacturing pods within a warehouse type facility (collectively, the “GMP Manufacturing Process”) and use of a cell culture non-proprietary media formulation that has been cleared in an FDA investigative new drug application (the “Cell Culture Media Formulation”).

Marker’s personnel have expertise optimization of T cell therapy manufacturing processes using G-Rex (collectively, the “T Cell Therapy Manufacturing Expertise”).

Wilson Wolf is in the business of creating products and services intended to simply and expedite the transition of cell therapies and gene-modified cell therapies (“CAGT”) to mainstream society (collectively, the “Wilson Wolf Mission”).

In accordance with the “Wilson Wolf Mission,” Wilson Wolf formed a joint venture between Wilson Wolf, Bio-Techne, and Fresenius Kabi to market products to the CAGT community (collectively, “ScaleReady”).

Wilson Wolf seeks to optimize G-Rex based cell therapies that include the optimization of manufacturing T cells with chimeric antigen receptors and the optimization of manufacturing T cells engineered T cell receptors (“CAR T and TCR G-Rex Optimization Work”).

This Agreement sets forth the terms pursuant to which Wilson Wolf will make a cash payment to Marker in the amount of $8,000,000 upon signature as follows, allocated as follows:

(1)    $2,000,000 as a prepaid expense for non-exclusive training of Wilson Wolf to make, use, and sell the Cell Culture Media Formulation in pursuit of the Wilson Wolf Mission,

(2)    $1,000,000 as a prepaid expense for non-exclusive training of Wilson Wolf to replicate the Quality Management System inclusive of all underlying documents related thereto, none of which shall include unique information specific to the manufacture of Marker Therapies such as direct peptide stimulation, which Wilson Wolf shall use as it sees fit in pursuit of the Wilson Wolf Mission,

(3)    $2,000,000 as a prepaid expense for non-exclusive training of Wilson Wolf to be able to replicate the GMP Manufacturing Process which Wilson Wolf shall use as it sees fit in pursuit of the Wilson Wolf Mission,

(4)    $3,000,000 as a prepaid expense under the hired to invent doctrine for Marker to train Wilson Wolf on its T Cell Therapy Manufacturing Expertise and to conduct CAR T and TCR G-Rex Optimization Work under the direction of Wilson Wolf (the “Work Direction”), whereunder all intellectual property provided by Wilson Wolf or created or derived by Marker will be solely owned by Wilson Wolf, and whereby Marker will make good faith efforts to complete the conduct of such work as soon as practicable as further defined below.

T Cell Therapy Expertise to CAR T and TCR G-Rex Optimization Work

The Parties hereby recognize that the Work Direction will likely be in the form of one or more documents that define a mutually agreed project plan and scope which will agreed and regularly modified as needed by mutual agreement of the parties.

In the course of conducting the T Cell Therapy Expertise to CAR T and TCR G-Rex Optimization Work, Wilson Wolf will make its G-Rex technology available to Marker free of cost and will make good faith efforts to make any of ScaleReady’s products available at the lowest cost possible.

The Parties hereby agree to seek completion of the T Cell Therapy Expertise to CAR T and TCR G-Rex Optimization Work within 18 months from the onset of this Agreement and Wilson Wolf agrees to pay Marker an additional $1,000,000 in the event the work is completed within one year from the onset of this Agreement.

Wilson Wolf will have an exclusive right to use the information. All intellectual property created or derived under the Work Direction will be owned by Wilson Wolf. The Parties hereby agree that Wilson Wolf will hold Marker harmless for any use of the information created from the T Cell Therapy Expertise to CAR T and TCR G-Rex Optimization Work which will be created under one or more separate agreement as needed (the “Hold Harmless Agreement”).

Term	The Effective Date of this Agreement shall be April 12, 2022 and shall continue until the fulfillment of all of Marker’s obligations set forth in this Agreement or in any mutually agreed upon subsequent agreements.
Confidentiality	Each of the Parties shall hold and maintain all information pertaining to this Agreement as confidential and will not disclose any such information to third parties other than affiliates of the Parties or those working by or on behalf of a Party or an affiliate of a Party without the express written consent of the other Party, except that Marker may disclose this Agreement to any organization that is conducting diligence with the intent of investing in Marker.
Fees and Expenses	Wilson Wolf and Marker each shall pay their respective legal and other fees and expenses associated with all aspects of the negotiation and execution of the transaction contemplated hereunder.

Governing Law

This Agreement shall be governed by the laws of Delaware.

The parties agree to resolve any dispute under this Agreement by JAMS pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures then in effect and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The tribunal shall consist of one (1) arbitrator to be appointed by JAMS. The seat, or legal place, of arbitration shall be Wilmington, Delaware, and all proceedings and communications shall be in English. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration.

Taxation	Marker and Wilson Wolf agree that this Agreement, and that all payments under this Agreement, will be recognized by Marker as ordinary income for tax purposes.
Contingency

As of the Effective Date of this Agreement, Marker hereby represents that none of the assets Marker will rely upon to perform its obligations under this Agreement are encumbered.

Prior to Marker undertaking any financing that would encumber any of Marker’s assets necessary for Marker’s performance under this Agreement, Wilson Wolf shall have the first right to provide such financing on equal terms to what Marker can obtain elsewhere.

In the event that Marker becomes insolvent, goes out of business, or an event other than force majeure occurs that cannot allow this Services Agreement to be fulfilled, Wilson Wolf will have right of first offer and right of first refusal for the manufacturing facility provided it is able and willing to meet whatever financial obligations are required to do so. Marker agrees to assist as needed to the extent permitted under any applicable law (including bankruptcy or insolvency statutes.

This clause will not apply in the event of a merger, reorganization or consolidation of Marker with a third party that results in the outstanding voting securities of Marker immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, or the sale or other transfer of all or substantially all of Marker’s business or assets.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

Wilson Wolf Manufacturing Corporation

By: John R. Wilson

Signature:	/s/ John R. Wilson

Title: CEO

Marker Therapeutics, Inc.

By: Peter Hoang

Signature:	/s/ Peter Hoang

Title: CEO

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